Exhibit 99.2

International Rectifier Announces Management Changes

•                  Employment of Michael P. McGee, Executive Vice President and Chief Financial Officer, has been terminated

•                  Linda J. Pahl has been appointed interim Chief Financial Officer

•                  Robert Grant, Executive Vice President, Global Sales and Marketing, has resigned

EL SEGUNDO, California, July 2, 2007 — International Rectifier Corporation (NYSE:IRF) today announced that on July 1, 2007, the employment of Michael P. McGee, Executive Vice President and Chief Financial Officer, was terminated by the company’s Board of Directors.  In addition, on July 1, 2007, Robert Grant, Executive Vice President, Global Sales and Marketing, resigned from the company.

The company has announced the appointment of Linda J. Pahl as acting Chief Financial Officer on an interim basis effective immediately.  Alexander Lidow, the company’s Chief Executive Officer, will assume the duties of Executive Vice President, Global Sales and Marketing until a successor is appointed.

Since joining the company in January 1999 as Director of Global Finance, Ms. Pahl, 46, has served the company in various financial roles, most recently as Vice President, Corporate Finance since April 2006.  Prior to joining International Rectifier, Ms. Pahl was Vice President and Chief Financial Officer of Blue Cross of California at Wellpoint Health Networks, Inc.

On April 9, 2007, the company announced that it was conducting an internal investigation of accounting irregularities, being carried out by independent investigators hired by outside legal counsel at the request of the Audit Committee of the Board of Directors.  That investigation continues.

Jack O. Vance, Chairman of the Board’s Audit Committee and lead independent director of the company as designated by the independent directors of the Board, is coordinating the activities of the Audit Committee with regard to the investigation.

About International Rectifier Corporation

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology.  IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Company contacts:

Media
Graham Robertson
310.726.8512

Investors
Portia Switzer
310.726.8254